EX-10.1

Xometry Announces CEO Succession Plan

Sanjeev Singh Sahni to Succeed Randy Altschuler as CEO; Altschuler to Become Executive Chair

NORTH BETHESDA, Md., Feb. 24, 2026 (GLOBE NEWSWIRE) – Xometry, Inc. (NASDAQ: XMTR), the global AI-native marketplace connecting buyers and suppliers of custom manufacturing, announced that effective July 1, 2026, Co-founder and Chief Executive Officer, Randy Altschuler, will transition to become the Executive Chair of the Board. Sanjeev Singh Sahni, Xometry’s current President, will succeed Altschuler as Chief Executive Officer and join the Board of Directors.

“I co-founded Xometry in 2013 to digitize the global manufacturing market and our record 2025 results are a testament to how far we’ve come. With the company on a clear and increasingly profitable trajectory, this is the ideal time to transition our leadership from a position of maximum strength,” said Randy Altshuler, Xometry CEO. “During his tenure, Sanjeev has proven instrumental to Xometry’s accelerated revenue growth and expanding profitability. As the largest individual long-term shareholder, I am confident that this planned succession will further accelerate Xometry’s momentum under Sanjeev’s leadership.”

“On behalf of the Board, I want to thank Randy for the extraordinary leadership and vision that has guided Xometry from startup to a leading digital marketplace for custom manufacturing,” said Fabio Rosati, Xometry Chairman of the Board. “Following a disciplined and collaborative succession process, the Board is thrilled to appoint Sanjeev as CEO and Randy as Executive Chairman. Since joining as President, Sanjeev has proven his leadership abilities and demonstrated the strategic and operational vision required to lead Xometry through its next era of expansion.”

Upon the formal transition on July 1, Altschuler will move into his role as Executive Chair. In this capacity, he will remain deeply involved in the company’s future, focusing on strategic growth initiatives and key corporate partnerships while incorporating founder-perspective at the Board level. Rosati will continue as the Lead Independent Director on Xometry’s Board.

“I'm honored and excited to step into the CEO role at Xometry at such a pivotal moment for the company," added Sanjeev Singh Sahni, Xometry President. "Under Randy’s leadership, Xometry has been defined by a singular, unwavering mission to make the world’s manufacturing capacity accessible to all. That strategic clarity has built a foundation of enduring value that allows us to scale with immense confidence. I look forward to working closely with Randy and our talented global team to accelerate our product-led growth and further cement Xometry as the essential marketplace for the custom manufacturing industry."

About Xometry

Xometry’s (NASDAQ: XMTR) AI-native marketplace, popular Thomasnet® industrial sourcing platform and suite of cloud-based services are rapidly digitizing the manufacturing industry. Xometry provides manufacturers the critical resources they need to grow their business and streamlines the procurement process for buyers through real-time pricing and lead time data. Learn more at xometry.com or follow Xometry on LinkedIn.